UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 11, 2005

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

333-74794	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 - Regulation FD
Item 7.01 Regulation FD Disclosure

Martins Creek Disposal Basin Leak
PPL Martins Creek, LLC (“PPL Martins Creek”), an indirect, wholly owned subsidiary of PPL Corporation (“PPL”) and PPL Energy Supply, LLC (“PPL Energy Supply”), owns and operates the Martins Creek generating facility along the Delaware River in eastern Pennsylvania. The Martins Creek facility includes two 150-megawatt coal-fired generating units and two 835-megawatt oil/gas-fired generating units. In August 2005, a leak from one of two disposal basins containing fly ash and water used in connection with the operation of the coal-fired generating units caused the discharge of approximately 100 million gallons of water containing ash from the basin onto adjacent roadways and fields and into the Delaware River. The leak has been stopped, and the company has determined that the problem was caused by a failure in the disposal basin’s discharge structure.

PPL currently is working with the Pennsylvania Department of Environmental Protection (“DEP”) and other appropriate agencies and consultants to assess the extent of the environmental damage caused by the ash in the discharged water and to remediate the damage. Repairs and upgrades to the disposal basin that leaked are nearly complete. PPL has shut down the coal-fired generating units and intends to place the units back in service and begin using the basin again after completing the repairs and upgrades and obtaining the Pennsylvania DEP’s approval.

PPL has completed the clean-up of the adjacent roadways and fields and is continuing to work on the removal of ash from the Delaware River. At this time, the company has no reason to believe that there is any danger to human health as a result of the disposal basin leak or its clean-up activities. The company continues to carefully monitor river water quality and drinking water from residential wells and the local city water supply. Analyses conducted by an independent laboratory have shown that the area drinking water meets current and prospective federal drinking water standards for the coal ash constituents of concern - arsenic, selenium and mercury. PPL has been informed by outside experts retained by it that, based on the experts’ biological assessment to be reflected in their pending assessment report, there was no short-term adverse biological impact on the river aquatic life. The company currently is developing an assessment plan for any potential long-term impacts.

In September 2005, PPL Martins Creek received a Notice of Violation (“NOV”) from the Pennsylvania DEP concerning the leak and the company has provided a response to the NOV. The Pennsylvania DEP held a formal enforcement conference with PPL on September 28 at which the company’s actions to date in response to the leak were discussed, and the Pennsylvania DEP requested various additional information for purposes of determining the appropriate penalty.

The Delaware Riverkeeper Network, an environmental activist group, has stated that it will seek legal redress. Also, representatives of the Commonwealth of Pennsylvania, the State of New Jersey, the U.S. Fish and Wildlife Service and the National Oceanic and Atmospheric Administration have indicated that they are considering natural resource damage claims under applicable state and federal environmental laws.

On or about September 21, the company received notice from the Delaware Riverside Conservancy, Inc. and approximately 63 local residents of their intention to file suit against the company for alleged violations of numerous state and federal environmental laws resulting from the leak. The notice was given pursuant to provisions in those laws that give citizens the right to act as “private attorneys general” in bringing enforcement actions but require such notice to be given 60 days in advance of their bringing such lawsuits so that the state and federal environmental agencies can have the opportunity to bring enforcement action themselves. If the state or federal agencies do so, then the citizens’ suits may be preempted.

      PPL and PPL Energy Supply have recorded a charge in the third quarter of 2005 of $33 million in connection with the current expected costs relating to the Martins Creek leak. Of this amount, $29 million, or $19 million after-taxes ($0.05 per share for PPL), relates to expected costs for assessment and remediation of the leak beyond the Martins Creek property. Given the nature and scope of the off-site assessment and remediation, PPL is treating these off-site costs as an unusual charge. While this unusual charge will impact net income, or reported earnings, for PPL and PPL Energy Supply for the third quarter of 2005, as reported in accordance with generally accepted accounting principles, it will not impact PPL's earnings from ongoing operations, which excludes unusual items. The balance of the total charge, $4 million, or $3 million after-taxes ($0.01 per share for PPL), relates to on-site costs, which will impact both reported earnings and earnings from ongoing operations.

At this time, PPL and PPL Energy Supply cannot predict the final cost of assessment and remediation, the exact nature of any regulatory or other legal actions that may be initiated against PPL, PPL Energy Supply or their subsidiaries as a result of the disposal basin leak, the extent of the fines or damages that may be sought in connection with any such actions, when the coal-fired generating units may be placed back in service or the ultimate financial impact on PPL or PPL Energy Supply.

Earnings Forecast
PPL is maintaining its previously announced 2005 forecast of $2.00 to $2.10 per share in earnings from ongoing operations and its previously announced 2006 earnings forecast of $2.15 to $2.25 per share.

The forecast of earnings from ongoing operations for 2005 excludes the charge described above for the current estimate of the off-site costs associated with the Martins Creek matter and any other unusual items, such as the following previously announced after-tax charges: (1) $27 million, or $0.07 per share, in the first quarter related to a PJM Interconnection, L.L.C. billing dispute; (2) $5 million, or $0.01 per share, in the first quarter related to accelerated amortization of certain stock-based compensation awarded in prior years; (3) $6 million, or $0.02 per share, in the first quarter related to settlement of the NorthWestern Corporation litigation; and (4) $47 million, or $0.12 per share, in the second quarter related to the sale of the Sundance power plant in Arizona.

Based on the charge for the current estimate of the off-site costs associated with the Martins Creek matter, PPL has revised its 2005 forecast of reported earnings (which includes all of the unusual items identified above totaling $0.27 per share) to $1.73 to $1.83 per share.

PPL plans to release its consolidated third quarter 2005 earnings results on Tuesday, November 1. PPL’s senior management will discuss these results, and provide an update concerning the company’s strategy, long-term forecast and general business outlook, including the status of the Martins Creek matter, during a conference call with financial analysts on November 1.

"Earnings from ongoing operations" excludes the impact of unusual items. Earnings from ongoing operations should not be considered as an alternative to net income, or reported earnings, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL Corporation believes that earnings from ongoing operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with the company's underlying earnings performance as another criterion in making their investment decisions. PPL Corporation's management also uses earnings from ongoing operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

Statements contained in this news release, including statements with respect to future earnings and environmental costs, impacts and regulatory or legal actions, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; market prices for crude oil and the potential impact on synthetic fuel tax credits and our synthetic fuel operations; weather conditions affecting customer energy usage and operating costs; competition in power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowance and other expenses; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; political, regulatory or economic conditions in states, regions and countries where PPL Corporation or its subsidiaries conduct business; any impact of 2005’s hurricanes on our business, including any impact on fuel prices; receipt of necessary government permits, approvals and rate relief; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; foreign exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Paul A. Farr Paul A. Farr Senior Vice President-Financial and Controller

PPL ENERGY SUPPLY, LLC

By:	/s/ Paul A. Farr Paul A. Farr Vice President and Controller

Dated: October 14, 2005